Exhibit 16.2



May 19, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the statements made by China Autoparts, Inc., which we understand will be filed with the Commission pursuant to Item 4 of its Form 8-K dated May 18, 2004. We agree with the statements concerning our firm in such Form 8-K.


Very truly yours,


/s/ Michael T. Studer CPA P.C.
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Michael T. Studer CPA P.C., Freeport, N.Y.